Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Announces Completion

of Downers Grove National Bank Acquisition

Burr Ridge, Illinois – (March 18, 2011) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced today that it has completed its acquisition of DG Bancorp, and its wholly-owned subsidiary, Downers Grove National Bank. As a result of the acquisition, BankFinancial now has two banking locations in the Downers Grove and Westmont communities. The final purchase price was $3.27 million in cash.

In making the announcement, BankFinancial Chairman and CEO F. Morgan Gasior said, “Downers Grove National Bank is a well-established community bank that complements our branch network very well. We are enthusiastic about extending our products and services to customers in Downers Grove and southeastern DuPage County. We’re pleased to have closed the transaction as a privately negotiated transaction and we are eager to begin working with our new colleagues to serve those communities and adjacent neighborhoods.”

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 20 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2010, BankFinancial Corporation had total assets of $1.531 billion, total loans of $1.051 billion, total deposits of $1.235 billion and stockholders’ equity of $253 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s website at www.sec.gov or on BankFinancial’s website at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234